                                                                  EXHIBIT 10.31

September 24, 1996

Mr. J. Melville Engle
10503 Laurel Hill Cove
Austin, TX 78730

Dear Mel:

  As discussed with you recently, it is my pleasure to offer you the following employment package:

1. Title: President and Chief Executive Officer, Member of the Board of Directors. You agree to resign from the Board of Directors if you are no longer employed at the Company.

2. Annualized Salary: $200,000

  a. Sign-on bonus $10,000 payable immediately

  b. An annual bonus opportunity of up to 25% based on attainment of objectives relating to the financial and operating performance of the Company. The specific objectives will be determined by the Board within 30 days of your joining the Company, subject to reasonable agreement.

3. A grant of Stock Options in the amount of 250,000 shares of the Company, vesting in equal installments over 4 years, at a fair market value exercise price to be determined on the earliest date provided for in the Company's Stock Option Plan.

4. Severance in the event of termination:

    Termination without cause (non-performance related): Severance of six months base salary and six months medical benefits for employee and family;

    Constructive termination in the event of a "hostile" change of control:
    Severance of twelve months (including medical benefits) if employee is not retained in a substantially equivalent position.

5. Reimbursement of Relocation Expenses:

    Reasonable cost of transportation of you and your family to the Boston area.
    Reasonable cost of transportation of normal household effects. Reasonable cost of temporary housing for up to 6 months.
    Reasonable brokerage commission & closing expenses for the sale of your house in Texas.
    Reasonable expenses (to exclude financing related expenses) incidental to the purchase of a house in the Boston area.
    The Company will gross up relocation expenses so the income tax impact is mitigated.

6. Anika Employee Benefits--Outline is Attached.

7. Execution of a confidentiality, non-disclosure and non-compete agreement as required by Axiom Venture's documents. Upon your acceptance of this offer, you will be an employee-at-will of the Company.

  I understand you have agreed to begin at Anika on September 26, 1996.

  Please sign and return one copy of this letter acknowledging your acceptance of this employment offer. I and the entire Board remain quite enthusiastic about Anika's future prospects and we all look forward to your leadership of our management team.

Sincerely,                                Accepted,


/s/ Steven E. Wheeler                     /s/ J. Melville Engle


Steven E. Wheeler                         J. Melville Engle
Director                                  Date: September 24, 1996